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♦NEWS♦

For Immediate Release: May 13, 2003

Contact:	John Cole	Bevo Beaven, Vice-President
	President and CEO	CTA Public Relations
	Hytek Microsystems, Inc.	(303) 665-4200
(775) 883-0820

Hytek Microsystems Reports First Quarter Results

Carson City, Nevada—May 13, 2003—Hytek Microsystems, Inc (NASDAQ: HTEK) announced today unaudited results for the fiscal first quarter ended March 29, 2003.

The Company recorded a net loss of $166,665 or $(0.05) per diluted share for the quarter ended March 29, 2003, on net revenues of $2.4 million, compared to a net profit of $196,269 or $0.06 per diluted share, on revenues of $3.6 million, for the prior year first quarter.

The decrease in revenues primarily resulted from reduced demand during the first quarter for geophysical exploration products and custom military products, due to the timing of funding and contracts. Cost of revenues was $1,899,000 or 80% of net revenues, for the quarter ended March 29, 2003, as compared to $2,743,000, or 77% of net revenues, for the quarter ended March 30, 2002. “The increase in cost as a percentage of revenues is primarily the result of spreading fixed costs over a smaller revenue base and the change of product mix with lower gross margins,” said John Cole, Hytek’s president and chief executive officer.

At March 29, 2003 the Company’s total backlog was approximately $6.5 million, of which $6.0 million was scheduled to ship during the remainder of 2003. Shipments are subject to customer requirements, demand and shipping schedules.

During the first quarter the Company paid down its loan with Bank of the West by $20,000. As of March 29, 2003, the bank has declared the Company to be in default with a financial covenant of the business loan agreement dated May 21, 2001. The Company has failed to maintain a minimum tangible net worth of not less than $5,000,000. The bank has indicated that on the maturity date, May 21, 2003, the line of credit would be converted to a long-term note. However, the bank reserves all rights as defined in the business loan agreement and to “call” the loan at its discretion.

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Founded in 1974, Hytek, headquartered in Carson City, Nevada, specializes in hybrid microelectronic circuits that are used in oil exploration, military applications, satellite systems, industrial electronics, opto-electronics and other OEM applications.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities litigation reform act of 1995. Actual results could differ materially. Investors are warned that forward-looking statements involve risks and uncertainties due to certain factors, including, but not limited to, customer rescheduling or cancellation of orders, changes in the nature of or demand in the Company’s markets, inability to develop new products or increase market share in new or existing markets, downturns in general economic conditions and shortages of raw materials.

Hytek Microsystems, Inc.

Financial Summary

(unaudited)

(In thousands except per share data)

Income Statement Data	Quarter Ended
	3/29/2003	3/30/2002

Net revenues	$2,363	$3,574

Net income (loss)	(167)	196

Diluted net income (loss) per share	$(0.05)	$0.06

Balance Sheet Data	3/29/2003	12/28/2002

Assets

Current assets	$5,190	$5,078
Net property, plant and equipment	988	1,013

Total Assets	$6,178	$6,091

Liabilities and equity

Current liabilities	$2,043	$1,789
Shareholder’s equity	4,135	4,302

Total liabilities and equity	$6,178	$6,091

Note: News releases and other information regarding Hytek Microsystems can be accessed on the Internet at http://www.hytek.com, or http://www.ctapr.com/htek

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